Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces

Election of William P. Utt to its Board of Directors

HOUSTON, TX — March 11, 2013 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced the election of Mr. William P. Utt to Cobalt’s Board of Directors.  Mr. Utt’s election brings the number of directors to thirteen. His initial term as a director is effective immediately and will expire at Cobalt’s 2015 Annual Meeting of Stockholders, at which time he will be up for re-election.

Mr. Utt brings to Cobalt extensive expertise and experience in multiple sectors of the oil and gas industry.  Mr. Utt is currently the Chairman, President and Chief Executive Officer of KBR, Inc. Prior to joining KBR in 2006, Mr. Utt was President and CEO of SUEZ Energy North America and its predecessor companies from 1995 to 2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses. Mr. Utt currently serves on the National Petroleum Council, which provides advice and analysis to the U.S. Secretary of Energy. Mr. Utt holds bachelor’s and master’s degrees in mechanical engineering from the University of Virginia and has a master’s degree in business administration from The Colgate Darden Graduate School of Business Administration at the University of Virginia.

Commenting on the election, Cobalt’s Chairman and Chief Executive Officer, Joseph H. Bryant, said, “We are pleased to announce the addition of Bill Utt to Cobalt’s Board. He is highly respected across the energy, engineering and finance spectrums. There is no doubt that Bill’s extensive industry and leadership experience will be of great benefit to our Board and to the company as we continue our aggressive growth.”

About Cobalt

Cobalt is an independent oil exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations, Compliance and Risk Management +1 (713) 579-9141	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115